Memorandum

To:    Directors and Officers
From:  Claude E. White, Vice President & General Counsel
Date:  July 14, 2003
Re:    Trading Black-Out in IntegraMed Common Stock

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  1. This notice is to inform you that the IntegraMed America 401(k) Plan (the
"Plan") will be utilizing a new investment platform that will provide participants with additional investment options. Additionally, the Plan will be changing its 401(k) recordkeeper from Putnam Investments to Pen-Cal Administrators.

    2. As a result of these changes and because IntegraMed America's Common Stock is one of the investment vehicles under the Plan, based on new SEC rules you will be prohibited from trading in IntegraMed Common Stock during a black-out period under the Plan.

    3. The blackout period for the Plan is expected to begin on July 28, 2003 and end on August 14, 2003 (the "Black-Out Period"). Under the Company's Insider Trading Policy you are currently in a "Black-Out" that runs from June 14, 2003 until one trading day after our Earnings Release, which is currently expected to be during the first week of August. As a result of the Black-Out Period under the Plan we have extended the normal end of quarter Black-Out to be co-terminus with the Black-Out Period under the Plan, specifically August 14, 2003.

    4. If you have any questions concerning this notice, please contact:

Claude E. White
Vice President & General Counsel
Integramed America, Inc.
Two Manhattanville Road
Purchase, New York 10577
914-251-4142
914-253-8010 (Fax)
cwhite@integramed.com